EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 pursuant to Rule 462(b) under the Securities Act of 1933 of our report dated March 30, 2023, relating to the consolidated financial statements of LINKBANCORP, Inc. and subsidiaries appearing in the Registration Statement on Form S-4, File No. 333-271516.

/s/ S.R. Snodgrass, P.C.

Cranberry Township, Pennsylvania

November 22, 2023

PITTSBURGH, PA	PHILADELPHIA, PA	WHEELING, WV	STEUBENVILLE, OH

2009 Mackenzie Way • Suite 340	2100 Renaissance Blvd. • Suite 110	980 National Road	511 N. Fourth Street
Cranberry Township, PA 16066	King of Prussia, PA 19406	Wheeling, WV 26003	Steubenville, OH 43952
(724) 934-0344	(610) 278-9800	(304) 233-5030	(304) 233-5030

S.R. Snodgrass, P.C. d/b/a S.R. Snodgrass, A.C. in West Virginia